Exhibit 99.1

NAUTILUS, INC. REPORTS FISCAL THIRD QUARTER 2023 RESULTS

Direct Segment Net Sales of $46.7M up 30% vs pre-pandemic Q3 Fiscal 2020

JRNY® Total Members Reaches Approximately 450k with 88% Growth vs Q3 Fiscal 2022

Gross Margin Improves 300 Basis Points vs. Q3 Fiscal 2022 and 580 Basis Points vs Q2 Fiscal 2023

Adjusted EBITDA Loss Reduced by 67% versus Q3 Fiscal 2022

Executes $30M Cost Reduction Initiatives to Drive Profitable Growth

The Company Updates Full Year Guidance

VANCOUVER, WASHINGTON, February 9, 2023 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2023 third quarter ended December 31, 2022.

Management Comments

“We are pleased with our Q3 results, highlighted by continued strength in our Direct segment, with net sales growing 30% compared to the same quarter in pre-pandemic fiscal 2020. Ongoing improvement of inventory management delivered consolidated sequential and year-over year gross margin rate improvement. We see continued momentum in our differentiated digital fitness platform, JRNY®, as we reached nearly 450,000 members at the end of Q3,” said Jim Barr, Nautilus, Inc. Chief Executive Officer.

Mr. Barr continued, “Despite solid demand for our products as demonstrated in our Direct segment, headwinds in Retail re-orders persist as our retail partners continue to act conservatively in light of uncertainty in the economic environment. We are taking decisive actions to reduce our costs and realign our business with the short-term revenue outlook, positioning us to navigate these near-term challenges, enhance free cash flow, and drive long-term profitable growth.”

“We have set the foundation for our path to becoming a leader in connected fitness thanks to the strength and breadth of our equipment business and advancements in our differentiated digital fitness platform. Looking ahead, we will remain proactive and nimble in responding to market conditions. We will continue to be prudent in how we manage our costs and prioritize investments to ensure we support momentum of our transformation and enhance our profitability,” Mr. Barr concluded.

Cost Reduction Initiatives

Over the last several quarters, Nautilus has improved its operational efficiency, including executing on opportunities to enhance supply chain, improve inventory management, and optimize marketing spend. As challenges in the retail environment persist, Nautilus has taken additional proactive cost reduction actions to drive profitability despite market headwinds. This includes the difficult decision to reduce its workforce by approximately 15%. In addition, Nautilus has reduced its contracted labor, leveraging the flexibility of the Company's variable operating model. As a result, Nautilus is better positioned to manage through near-term headwinds in its Retail business, while continuing to drive its Direct business and serve its growing base of JRNY® members.

These actions along with enterprise-wide cost optimization efforts are expected to yield annualized cost savings of approximately $30.0 million beginning in Q4 Fiscal 2023. The Company expects to incur restructuring and other one-time charges of approximately $3.0 million in the Q4 Fiscal 2023 to Q1 Fiscal 2024 time frame.

Total Company Results

To gauge sales growth against more "normalized" or pre-pandemic results, the Company will rely more heavily on measuring performance of fiscal 2023 versus the pre-pandemic twelve-month period that ended March 31, 2020 ("fiscal 2020"), rather than measuring performance against the atypical, outsized results that occurred during the pandemic.

Fiscal 2023 Third Quarter Ended December 31, 2022 Compared to December 31, 2021

•Net sales were $98.1 million, compared to $147.3 million, a decline of 33.4% versus last year. Net sales are up 9%, when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year is driven primarily by the return to pre-pandemic seasonal demand.

•Gross profit was $22.9 million, compared to $29.9 million last year. Gross profit margins were 23.3% compared to 20.3% last year. The 3.0 ppt increase in gross margins was primarily due to decreases in inventory adjustments (+3 ppts), lower product costs (+2 ppts), partially offset by unfavorable logistics overhead absorption (-1 ppt) and higher outbound freight (-1 ppt). JRNY® investments were lower in dollars versus the prior year and negatively affected gross margins by only 0.40 ppts.

•Operating expenses were $33.1 million compared to $49.2 million last year. The decrease of $16.1 million, or 32.7%, was primarily driven by $12.7 million lower media spending, a decrease of $2.1 million due to other cost savings, and a $1.3 million decrease in other variable selling and marketing expenses due to decreased sales. Total advertising expenses were $9.5 million this year versus $22.3 million last year.

•Operating loss was $10.3 million compared to an operating loss of $19.3 million last year, primarily driven by improved gross margins and lower operating expenses.

•Income tax expense was $0.3 million this year compared to a $7.0 million tax benefit last year. The income tax expense this quarter was primarily related to activities in foreign jurisdictions, as well as the recording of a $2.8 million valuation allowance.

•Loss from continuing operations was $11.1 million, or $0.35 per diluted share, compared to a loss of $13.5 million, or $0.43 per diluted share, last year.

•Net loss was $11.1 million, or $0.35 per diluted share, compared to net loss of $13.5 million or $0.43 per diluted share, last year.

•The following statements exclude the impact of acquisition and other related costs1 for the three-months ended December 31, 2021.

◦Adjusted operating expenses were $32.5 million compared to $48.6 million last year. The $16.1 million or 33.1% decrease was primarily due to $12.7 million lower media spending, a decrease of $2.1 million due to other cost savings, and a $1.3 million decrease in other variable selling and marketing expenses due to decreased sales.

◦Adjusted operating loss was $9.6 million compared to $18.7 million last year, primarily driven by improved gross margins and lower operating expenses.

◦Adjusted EBITDA loss from continuing operations was $4.9 million compared to $14.8 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

Nine-Months Ended December 31, 2022 Compared to Nine-Months Ended December 31, 2021

•Net sales were $218.4 million, compared to $469.8 million, a decline of 53.5% versus last year. Net sales are up 13% when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year is driven primarily by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices, as our typical sales discounts were largely unnecessary during the pandemic period.

•Gross profit was $41.3 million, compared to $127.5 million last year. Gross profit margins were 18.9% compared to 27.1% last year. The 8.2 ppt decrease in gross margins was primarily due to increased discounting (-5 ppts), unfavorable logistics overhead absorption (-4 ppts), increased investments in JRNY® (-2 ppts), and higher outbound freight (-1 ppt), partially offset by a decrease in product costs (+4 ppts).

•Operating expenses were $117.1 million compared to $130.9 million last year. The decrease of $13.8 million, or 10.5%, was primarily due to a $28.0 million decrease in media spending, a $6.6 million decrease in other variable selling and marketing expenses due to decreased sales, a decrease of $6.5 million due to savings in other operating expenses, and a $4.7 million prior year loss contingency for a legal settlement, partially offset by a goodwill and intangible impairment charge of $27.0 million and a $5.0 million increase in JRNY® investments. Total advertising expenses were $18.3 million versus $46.3 million last year.

•Operating loss was $75.8 million or a negative 34.7% operating margin, compared to an operating loss of $3.4 million last year, primarily driven by lower gross profit and a goodwill and intangible impairment charge of $27.0 million.

•Income tax expense was $8.6 million this year compared to a $1.3 million tax benefit last year. The income tax expense in the current year was primarily the result of the $20.6 million U.S. deferred tax asset valuation allowance.

•Loss from continuing operations was $86.6 million, or $2.75 per diluted share, compared to a loss of $4.0 million, or $0.13 per diluted share, last year.

•Net loss was $84.5 million, or $2.68 per diluted share, compared to a loss of $4.2 million or $0.14 per diluted share, last year.

•The following statements exclude the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets for the nine-months ended December 31, 2022 and the impact of legal settlement and acquisition and other related costs1 for the nine months ended December 31, 2021.

◦Adjusted operating expenses were $88.2 million compared to $124.5 million last year. The $36.3 million or 29.2% decrease was driven by $28.0 million lower media spending, a $6.6 million decrease in other variable selling and marketing expenses due to decreased sales, a decrease of $6.5 million due to savings in other operating expenses, partially offset by a $5.0 million increase in JRNY® investments.

◦Adjusted operating loss was $46.9 million compared to a loss of $2.9 million last year, driven by lower gross profit.

◦Adjusted EBITDA loss from continuing operations was $34.1 million compared to income of $13.5 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

JRNY® Update

•Nautilus continues to enhance the JRNY® platform through many unique features including the expansion of differentiated visual connected-fitness experiences for JRNY® Members.

•As of December 31, 2022, members of JRNY®, Nautilus’ personalized connected fitness platform, reached 447,000, representing approximately 88% growth versus the same quarter last year. Of these members, 156,000 were Subscribers, representing approximately 134% growth over the same period last year. We define JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users, and users who consume free content. We define Subscribers as a person or household who paid for a subscription, are in a trial, or have requested a "pause"' to their subscriptions for up to three months.

• In January 2023, the Company introduced an innovative feature set to its JRNY® members with the launch of Motion Tracking – offering personalized coaching and feedback, rep tracking, form guidance, and adaptive weight targets. At release, the JRNY® app with Motion Tracking offers workouts that are designed for use with Bowflex® SelectTech® 552 or Bowflex® SelectTech® 1090 dumbbells, enhancing Nautilus's strength offerings. It is optimized for use with an iOS or Android tablet and JRNY® members can access these features within their existing membership and without the need for additional equipment.

•Leveraging proprietary technology and machine learning expertise from Nautilus’ acquisition of VAY, these new features are enhancing value within the JRNY® platform, which the Company believes will continue to drive JRNY® membership growth through the remainder of fiscal 2023 and beyond.

Segment Results

Fiscal 2023 Third Quarter Ended December 31, 2022 Compared to December 31, 2021

Direct Segment

•Direct segment sales were $46.7 million, compared to $60.7 million, a decline of 23.0% versus last year, and up 30.2%, compared to the same period in fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices.

•Cardio sales declined 8.9% versus last year and were up 9.1% compared to the same period in fiscal 2020. Lower cardio sales this quarter versus last year were primarily driven by lower demand for Max Trainer® and elliptical equipment. Strength product sales declined 43.0% versus last year and increased 131.0% compared to the same period in fiscal 2020. Lower strength sales this quarter versus last year were primarily driven by lower demand for SelectTech® weights.

•As of December 31, 2022, the Direct segment's backlog totaled $2.1 million. This amount represents unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 26.3% versus 29.8% last year. The 3.5 ppt decrease in gross margin was primarily driven by: increased discounting (-4 ppts), partially offset by a decrease in other costs (+0.5 ppt). JRNY® investments were lower in dollars versus prior year and were flat as a rate of sales. Gross profit was $12.3 million, a decrease of 32.2% versus last year.

•Segment contribution loss was $6.5 million, or 13.8% of sales, compared to segment contribution loss of $9.0 million, or 14.8% of sales last year. The improvement was primarily driven by decreased media spend, partially offset by lower gross profit, as explained above. Advertising expenses were $8.9 million compared to $16.1 million for the same period last year.

Retail Segment

•Retail segment sales were $50.6 million, compared to $85.7 million, a decline of 41.0% versus last year, and down 6% compared to the same period in fiscal 2020 excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were down 66.7% versus last year. The net sales decrease compared to last year is primarily driven by the return to pre-pandemic seasonal demand.

•Cardio sales declined 43.7% versus last year and were down 40.5% compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Lower cardio sales this quarter were primarily driven by lower demand for Max Trainer® and elliptical equipment. Strength product sales declined 38.9% versus last year and increased 61.1% compared to the same period in fiscal 2020. Lower strength sales this quarter were primarily driven by lower demand for home gyms.

•As of December 31, 2022, the Retail segment's backlog totaled $16.8 million. This amount represents customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margin was 19.4% versus 12.8% last year. The 6.6 ppt increase in gross margin was primarily due to decrease in inventory adjustments (+5 ppts) and decreased discounting (+4 ppts), partially offset by unfavorable logistics overhead absorption (-1 ppt), and an increase in other costs (-1 ppt). Gross profit was $9.8 million, a decrease of 10.2% versus last year.

•Segment contribution income was $3.4 million, or 6.8% of sales, compared to segment contribution income of $3.3 million, or 3.8% of sales, last year. The increase was primarily driven by cost savings and partially offset by lower gross profit as explained above.

Comparison of Segment Results for the Nine-Months Ended December 31, 2022 to the Nine-Months Ended December 31, 2021

Direct Segment

•Direct segment sales were $97.7 million, compared to $162.0 million, a decline of 39.7% versus last year, and up 33.9% compared to the same period in fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and higher sales discounting practices.

•Cardio sales declined 26.1% versus last year and were up 13.4% compared to the same period in fiscal 2020. Lower cardio sales were primarily driven by lower bike demand. Strength product sales declined 56.4% versus last year and increased 115.1% compared to the same period in fiscal 2020. Lower strength sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 20.4% versus 34.9% last year. The 14.5 ppt decrease in gross margin was primarily due to increased discounting (-8 ppts), increased investments in JRNY® (-3 ppts), unfavorable logistics overhead absorption (-3 ppts), increased product costs (-2 ppts), partially offset by lower outbound freight (+1 ppt). Gross profit was $19.9 million, down 64.8% versus last year.

•Segment contribution loss was $24.2 million, or 24.8% of sales, compared to segment contribution loss of $4.1 million, or 2.5% of sales last year. The decline was primarily driven by lower gross profit, as explained above, offset by decreased media spend. Advertising expenses were $16.7 million compared to $30.8 million for the same period last year.

Retail Segment

•Retail segment sales were $117.9 million, compared to $305.3 million, a decline of 61.4% versus last year and flat compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were down 77.6% versus last year. The net sales decrease compared to last year is primarily driven by the return to pre-pandemic seasonal demand, lower cardio sales and higher sales discounting.

•Cardio sales declined 74.5% versus last year and were down 39.8% compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Lower cardio sales this year were primarily driven by lower bike demand. Strength product sales declined by 40.9% versus last year and increased 80.4% compared to the same period in fiscal 2020. Lower strength sales this year were primarily driven by lower demand for weights.

•Gross profit margin was 15.8% versus 22.4% last year. The 6.6 ppt decrease in gross margin was primarily due to increased discounting (-4 ppts) and unfavorable logistics overhead absorption (-4 ppts), partially offset by a decrease in other costs (+1 ppt). Gross profit was $18.6 million, a decrease of 72.8% versus last year.

•Segment contribution loss was $1.0 million, or 0.8% of sales, compared to segment contribution income of $44.1 million, or 14.4% of sales, last year. The decline was primarily driven by lower gross profit as explained above.

Balance Sheet and Other Key Highlights as of December 31, 2022:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $16.5 million, compared to cash, cash equivalents, and restricted cash of $14.2 million as of March 31, 2022. The increase was primarily driven by cash collection on higher busy season sales

•Debt and other borrowings were $59.7 million compared to $29.4 million as of March 31, 2022.

•$26.9 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $65.8 million as of March 31, 2022.

•Free Cash Flow1, defined as net cash from operating activities less purchases of property and equipment, was an outflow of $22.5 million for the nine-month period ended December 31, 2022 compared to an outflow of $4.2 million for the same period last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

•Inventory was $77.3 million, down 30% compared to $111.2 million as of March 31, 2022 and down 40% versus the same quarter last year. The year-over-year decrease in inventory was driven by sell-through and strong inventory management as the Company continued to right-size inventory levels. About 18% of inventory as of December 31, 2022 was in-transit.

•Trade receivables were $42.7 million, compared to $61.5 million as of March 31, 2022. The decrease in trade receivables was primarily due to lower sales.

•Trade payables were $35.0 million, compared to $53.2 million as of March 31, 2022. The decrease in trade payables was primarily due to reduced media and inventory payables.

•Capital expenditures totaled $10.7 million for the nine-months ended December 31, 2022.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2023 expectations as of February 9, 2023 and are subject to risks and uncertainties.

Full Year 2023

•The Company expects full year revenue of about $270 million compared to the previous range of $315 million to $365 million. The decline in revenue is primarily due to lower expectations in the Retail segment.

•The Company now expects full year Adjusted EBITDA1 loss (excluding restructuring costs) to be approximately $50 million compared to the prior range of Adjusted EBITDA(1) loss of between $30 million and $40 million.

•The Company is targeting JRNY® Members to be approximately 500,000 at March 31, 2023.

(1) We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

Conference Call

Nautilus will discuss our fiscal 2023 third quarter ended December 31, 2022 operating results during a live conference call and webcast on Thursday, February 9, 2023 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, February 9, 2023 through 8:59 p.m. PT, February 23, 2023. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13735508.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the

Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine-month periods ended December 31, 2022 and 2021 (unaudited and in thousands, except per share amounts):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2022	2021	2022	2021
Net sales	$98,079	$147,258	$218,354	$469,810
Cost of sales	75,219	117,342	177,078	342,336
Gross profit	22,860	29,916	41,276	127,474
Operating expenses:
Selling and marketing	17,203	32,395	39,493	75,634
General and administrative	10,859	11,456	34,317	39,355
Research and development	5,086	5,379	16,315	15,882
Goodwill and intangible impairment charge	—	—	26,965	—
Total operating expenses	33,148	49,230	117,090	130,871

Operating loss	(10,288)	(19,314)	(75,814)	(3,397)
Other expense, net	(471)	(1,142)	(2,175)	(1,930)
Loss from continuing operations before income taxes	(10,759)	(20,456)	(77,989)	(5,327)
Income tax expense (benefit)	322	(7,001)	8,573	(1,321)
Loss from continuing operations	(11,081)	(13,455)	(86,562)	(4,006)
Income (loss) from discontinued operations, net of income taxes	(1)	(44)	2,101	(211)
Net loss	$(11,082)	$(13,499)	$(84,461)	$(4,217)

Basic loss per share from continuing operations	$(0.35)	$(0.43)	$(2.75)	$(0.13)
Basic income (loss) per share from discontinued operations	—	—	0.07	(0.01)
Basic net loss per share	$(0.35)	$(0.43)	$(2.68)	$(0.14)

Diluted loss per share from continuing operations	$(0.35)	$(0.43)	$(2.75)	$(0.13)
Diluted income (loss) per share from discontinued operations	—	—	0.07	(0.01)
Diluted net loss per share	$(0.35)	$(0.43)	$(2.68)	$(0.14)

Shares used in per share calculations:
Basic	31,514	31,199	31,502	30,955
Diluted	31,514	31,199	31,502	30,955

Select Metrics:
Gross margin	23.3%	20.3%	18.9%	27.1%
Selling and marketing % of net sales	17.5%	22.0%	18.1%	16.1%
General and administrative % of net sales	11.1%	7.8%	15.7%	8.4%
Research and development % of net sales	5.2%	3.7%	7.5%	3.4%
Operating (loss) income % of net sales	(10.5)%	(13.1)%	(34.7)%	(0.7)%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three and nine-months ended December 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended December 31,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$32,403	$35,558	$(3,155)	(8.9)%
Strength products(2)	14,326	25,147	(10,821)	(43.0)%
Direct	46,729	60,705	(13,976)	(23.0)%

Retail net sales:
Cardio products(1)	20,949	37,199	(16,250)	(43.7)%
Strength products(2)	29,652	48,502	(18,850)	(38.9)%
Retail	50,601	85,701	(35,100)	(41.0)%

Royalty	749	852	(103)	(12.1)%
Consolidated net sales	$98,079	$147,258	$(49,179)	(33.4)%

Gross profit:
Direct	$12,271	$18,108	$(5,837)	(32.2)%
Retail	9,840	10,956	(1,116)	(10.2)%
Royalty	749	852	(103)	(12.1)%
Consolidated gross profit	$22,860	$29,916	$(7,056)	(23.6)%

Gross margin:
Direct	26.3%	29.8%	(350)	basis points
Retail	19.4%	12.8%	660	basis points

Contribution:
Direct	$(6,463)	$(8,980)	$2,517	28.0%
Retail	3,447	3,270	177	5.4%
Royalty	749	852	(103)	(12.1)%
Consolidated contribution	$(2,267)	$(4,858)	$2,591	53.3%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(2,267)	$(4,858)	$2,591	53.3%
Amounts not directly related to segments:
Operating expenses	(8,021)	(14,456)	6,435	44.5%
Other expense, net	(471)	(1,142)	671	58.8%
Income tax expense	(322)	7,001	(7,323)	(104.6)%
Loss from continuing operations	$(11,081)	$(13,455)	$2,374	17.6%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Nine-Months Ended December 31,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$66,029	$89,394	$(23,365)	(26.1)%
Strength products(2)	31,657	72,560	(40,903)	(56.4)%
Direct	97,686	161,954	(64,268)	(39.7)%

Retail net sales:
Cardio products(1)	47,345	185,971	(138,626)	(74.5)%
Strength products(2)	70,604	119,367	(48,763)	(40.9)%
Retail	117,949	305,338	(187,389)	(61.4)%

Royalty	2,719	2,518	201	8.0%
Consolidated net sales	$218,354	$469,810	$(251,456)	(53.5)%

Gross profit:
Direct	$19,935	$56,598	$(36,663)	(64.8)%
Retail	18,622	68,358	(49,736)	(72.8)%
Royalty	2,719	2,518	201	8.0%
Consolidated gross profit	$41,276	$127,474	$(86,198)	(67.6)%

Gross margin:
Direct	20.4%	34.9%	(1,450)	basis points
Retail	15.8%	22.4%	(660)	basis points

Contribution:
Direct	$(24,244)	$(4,056)	$(20,188)	(497.7)%
Retail	(994)	44,101	(45,095)	(102.3)%
Royalty	2,719	2,518	201	8.0%
Consolidated contribution	$(22,519)	$42,563	$(65,082)	(152.9)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(22,519)	$42,563	$(65,082)	(152.9)%
Amounts not directly related to segments:
Operating expenses	(53,295)	(45,960)	(7,335)	(16.0)%
Other expense, net	(2,175)	(1,930)	(245)	(12.7)%
Income tax expense	(8,573)	1,321	(9,894)	(749.0)%
(Loss) income from continuing operations	$(86,562)	$(4,006)	$(82,556)	(2,060.8)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2022 and March 31, 2022 (unaudited and in thousands):

	As of
	December 31, 2022	March 31, 2022
Assets

Cash and cash equivalents	$15,532	$12,872
Restricted cash	947	1,339
Trade receivables, net of allowances	42,670	61,454
Inventories	77,315	111,190
Prepaids and other current assets	12,987	14,546
Other current assets - restricted, current	3,887	3,887
Income taxes receivable	1,710	1,998
Total current assets	155,048	207,286
Property, plant and equipment, net	34,144	32,129
Operating lease right-of-use assets	20,033	23,620
Goodwill	—	24,510
Other intangible assets, net	6,802	9,304
Deferred income tax assets, non-current	768	8,760
Income taxes receivable, non-current	5,673	5,673
Other assets	2,625	2,763
Total assets	$225,093	$314,045

Liabilities and Shareholders' Equity

Trade payables	$34,966	$53,165
Accrued liabilities	17,396	29,386
Operating lease liabilities, current portion	4,148	4,494
Finance lease liabilities, current portion	121	119
Warranty obligations, current portion	3,280	4,968
Income taxes payable, current portion	86	839
Debt payable, current portion, net of unamortized debt issuance costs	1,556	2,243
Total current liabilities	61,553	95,214
Operating lease liabilities, non-current	17,504	20,926
Finance lease liabilities, non-current	311	395
Warranty obligations, non-current	512	1,248
Income taxes payable, non-current	2,411	4,029
Deferred income tax liabilities, non-current	321	—
Other non-current liabilities	1,374	1,071
Debt payable, non-current, net of unamortized debt issuance costs	58,114	27,113
Shareholders' equity	82,993	164,049
Total liabilities and shareholders' equity	$225,093	$314,045

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis to exclude certain non-recurring items, including the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), and acquisition and other related costs(3). The Company believes that excluding these items, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), and acquisition and other related costs(3), depreciation, amortization, and stock-based compensation and other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of factors and can vary significantly from one period to the next, we believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.

We do not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table reconciles free cash flow, a non-GAAP financial measure, from a GAAP financial measure for the three and nine-month periods ended December 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2022	2021	2022	2021
Net cash used in operating activities	$(2,184)	$(34,829)	$(11,780)	$(91,583)
Purchase of property, plant and equipment	(3,186)	(4,151)	(10,697)	(9,136)
Free cash flow	$(5,370)	$(38,980)	$(22,477)	$(100,719)
Net loss	$(11,082)	$(13,499)	$(84,461)	$(4,217)
Free cash flow as percentage of net loss	48.5%	288.8%	26.6%	2,388.4%

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and nine-month periods ended December 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2022	2021	2022	2021
Operating expenses	$33,148	$49,230	$117,090	$130,871
Goodwill and intangible impairment charge(1)	—	—	(26,965)	—
Legal settlement(2)	—	—	—	(4,665)
Acquisition and other related costs(3)	(648)	(648)	(1,944)	(1,678)
Adjusted operating expenses	$32,500	$48,582	$88,181	$124,528

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating (loss) income for the three and nine-month periods ended December 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2022	2021	2022	2021
Operating loss	$(10,288)	$(19,314)	$(75,814)	$(3,397)
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	—	—	—	4,665
Acquisition and other related costs(3)	648	648	1,944	1,678
Adjusted operating (loss) income	$(9,640)	$(18,666)	$(46,905)	$2,946

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and nine-month periods ended December 31, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2022	2021	2022	2021
(Loss) income from continuing operations	$(11,081)	$(13,455)	$(86,562)	$(4,006)
Other expense, net	471	1,142	2,175	1,930
Income tax expense (benefit) from continuing operations	322	(7,001)	8,573	(1,321)
Depreciation and amortization	3,170	2,008	7,956	5,987
Stock-based compensation expense	1,526	1,846	4,872	4,611
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	—	—	—	4,665
Acquisition and other related costs(3)	648	648	1,944	1,678
Adjusted (loss) earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(4,944)	$(14,812)	$(34,077)	$13,544

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Legal Settlement
Legal settlement is a loss contingency accrual related to a legal settlement for a class action lawsuit related to advertisement of our treadmills.

(3) Acquisition and other related costs
On September 17, 2021, we acquired VAY AG ("VAY") for aggregate purchase consideration of approximately $27.0 million. We accounted for the transaction as a business combination. Acquisition and other costs are reflected in general and administrative costs and consist of acquisition related closing costs and a contingent consideration arrangement. The contingent consideration arrangement requires the Company to recognize $3.9 million compensatory expense over an 18 month service period.